Exhibit 99

Colgate Declares Regular Quarterly Dividend and Announces $5 Billion Share Repurchase Program

NEW YORK--(BUSINESS WIRE)--June 18, 2018--The Board of Directors of Colgate-Palmolive Company (NYSE:CL) today declared a quarterly cash dividend of $0.42 per common share, payable on August 15, 2018, to shareholders of record on July 18, 2018. The Company has paid uninterrupted dividends on its common stock since 1895.

The Board of Directors today also authorized the repurchase of shares of the Company’s common stock having an aggregate purchase price of up to $5 billion under a new share repurchase program, which replaced the Company’s previous $5 billion repurchase program authorized in 2015. Repurchases under the new program will be made from time to time in open market or privately negotiated transactions at the Company’s discretion and in accordance with requirements of the Securities and Exchange Commission (SEC). The Company will commence the repurchase of shares of the Company’s common stock under the new program after June 18, 2018. As of March 31, 2018, the Company had approximately 872 million shares of common stock outstanding.

This dividend and the new share repurchase program reflect a continuation of the Company’s long history of consistently returning cash to shareholders.

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Soupline, and Suavitel, as well as Hill's Science Diet and Hill's Prescription Diet. For more information about Colgate's global business, visit the Company's website at http://www.colgatepalmolive.com. To learn more about Colgate’s global oral health education program, Bright Smiles, Bright Futures™, please visit http://www.colgatebsbf.com. CL-D

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements (as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases) that set forth anticipated results based on management’s current plans and assumptions. These statements are made on the basis of the Company’s views and assumptions as of this time and the Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. Moreover, the Company does not nor does any other person assume responsibility for the accuracy and completeness of these statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. For more information about factors that could impact the Company’s business and cause actual results to differ materially from forward-looking statements, investors should refer to the Company’s filings with the SEC (including, but not limited to, the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q). Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company's website at http://www.colgatepalmolive.com.

CONTACT:
Colgate-Palmolive Company
John Faucher, 212-310-3653
or
Hope Spiller, 212-310-2291